As filed with the Securities and Exchange Commission on May 17, 2001

Registration No.  333-

U.S. SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C. 20549

FORM S-8
 REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

COMPAQ COMPUTER CORPORATION
 (Exact name of Registrant as Specified in Its Charter)

Delaware	1-9026	76-0011617
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20555 SH 249 Houston, Texas	77070
(Address of Principal Executive Offices)	(Zip Code)

Compaq Computer Corporation
2001 Stock Option Plan
 (Full Title of the Plan)

Jeffrey J. Clarke
Senior Vice President & Chief Financial Officer
Compaq Computer Corporation
20555 S.H. 249
Houston, Texas 77070
 (Name and Address of Agent for Service)

(281) 370-0670
 (Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)

Common Stock $.01 par value per share	80,000,000 shares	$15.74	$1,259,200,000	$314,800.00

(1)
Plus such indeterminable number of additional shares as may be issued as a result of an adjustment in the shares in the event of a stock split, stock dividend or similar capital adjustment, as required by the Plan.
(2)
Pursuant to Rule 457(h), the registration fee is computed based on the average of the high and low prices of the Common Stock reported on the New York Stock Exchange Composite Transaction Tape on May 14, 2001 of $15.74 per share.

INTRODUCTION

     This Registration Statement on Form S-8 is filed by Compaq Computer Corporation, a Delaware corporation (the “Company”) and the Compaq Computer Corporation 2001 Stock Option Plan (the “Plan”), relating to shares of the Company’s Common Stock, par value $.01 per share (the “Common Stock”), to be issued under the Plan.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

ITEM 1.     PLAN INFORMATION.

     Not filed as part of this Registration Statement pursuant to Note to Part I of Form S-8.

ITEM 2.     REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

     Not filed as part of this Registration Statement pursuant to Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.     INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents have been previously filed with the SEC and are incorporated by reference into this Registration Statement:

1.
The Company’s most recent Annual Report on Form 10-K, which on the date this Form S-8 is filed is the Company’s Form 10-K for its fiscal year ended December 31, 2000 dated and filed with the SEC on February 9, 2001;
2.
All other reports filed by Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2000;
3.
The description of the Company’s common stock contained in Company’s Registration Statement on Form 8-A, filed on April 30, 1984, together with any amendment or report filed with the Commission for the purpose of updating such description.

     Company is also incorporating by reference additional documents that we may file with the SEC between the date of the Prospectus to which this Registration Statement relates and the date of the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

     Copies of the documents incorporated by reference above may be obtained from Company without charge, except the exhibits (unless we have specifically incorporated by reference an exhibit in this Prospectus), by writing to:

                      Compaq Computer Corporation
                      20555 SH 249
                      Houston, Texas 77070
                      Telephone: (800) 433-2391
                      Attention: Investor Relations

ITEM 4.     DESCRIPTION OF SECURITIES.

     Not filed as part of this Registration Statement pursuant to Note to Part II of Form S-8.

ITEM 5.     INTERESTS OF NAMED EXPERTS AND COUNSEL.

     The legality of the common stock offered by this Prospectus has been passed upon for Company by Linda S. Auwers, Vice President and Deputy General Counsel of Company. Ms. Auwers has options to purchase Company common stock, owns shares of Company common stock as a participant in an employee benefit plan, and is eligible to participate in Compaq’s 2001 Stock Option Plan.

ITEM 6.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Exculpation. Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for any unlawful payment of dividends, or unlawful stock purchase or redemption, or for any transaction from which the director derived an improper personal benefit.

     Company’s Restated Certificate of Incorporation limits the personal liability of a director to Company and its stockholders for monetary damages for a breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

     Indemnification. Section 145 of the DGCL permits a corporation to indemnify any of its directors or officers who was or is a party or is threatened to be made a party to any third party proceeding by reason of the fact that such person is or was a director or officer of the corporation, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was unlawful. In a derivative action, i.e., one by or in the right of a corporation, the corporation is permitted to indemnify any of its directors or officers against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     Company’s Bylaws provide for indemnification of directors and officers of Company against liability they may incur in their capacities as such to the fullest extent permitted by the DGCL.

     Insurance.Company has in effect directors’ and officers’ liability insurance with a limit of $280 million and fiduciary liability insurance with a limit of $50 million. The fiduciary liability insurance covers actions of directors and officers as well as other employees with fiduciary responsibilities under ERISA.

ITEM 7.     EXEMPTION FROM REGISTRATION CLAIMED.

     Not filed as part of this Registration Statement pursuant to Note to Part II of Form S-8.

ITEM 8.     EXHIBITS

     The following is a complete list of exhibits filed or incorporated by reference herein:

Exhibit No.
4.1	Compaq Computer Corporation 2001 Stock Option Plan.

5.1	Opinion of Linda S. Auwers, Vice President and Deputy General Counsel of the Company, as to the legality of the securities being registered.

23.1	Consent of Linda S. Auwers, Vice President and Deputy General Counsel of the Company, is included in the opinion filed as Exhibit 5.1 to this Registration Statement.

23.2	Consent of Ernst & Young LLP, Independent Auditors.

23.3	Consent of PricewaterhouseCoopers LLP, Independent Accountants

24.1	Powers of Attorney are included on the signature page of this Registration Statement.

ITEM 9.     UNDERTAKINGS.

     Company hereby undertakes:

     (1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration

Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Registrant pursuant to the provisions described in Item 15 above, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES AND POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, and the State of Texas, on this 17th day of May, 2001.

COMPAQ COMPUTER CORPORATION

Dated: May 17, 2001	By: /s/ Linda S. Auwers Linda S. Auwers Vice President, Deputy General Counsel and Secretary

SIGNATURES AND POWER OF ATTORNEY

     We, the undersigned officers and directors of Compaq Computer Corporation, do hereby constitute and appoint Michael Capellas, Jeffrey Clarke or Linda S. Auwers, or any one of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers, and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or any one of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with the Company’s registration statements on Form S-8 regarding the Compaq Computer Corporation Stock Option Plan, including specifically, but without limitation, power and authority to sign for us or any of us, in our names in the capacities indicated below, such registration statement on Form S-8 and any and all amendments thereto; and we do each hereby ratify and confirm all that the said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof. The following persons executed this power of attorney in the capacities and on the dates indicated below.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on the 17th day May, 2000.

SIGNATURE	TITLE

/s/ Michael D. Capellas	Chairman and Chief Executive Officer (principal executive officer)
Michael D. Capellas

/s/ Jeffrey J. Clarke	Sr. Vice President & Chief Financial Officer (principal financial and accounting officer)
Jeffrey J. Clarke

/s/ Lawrence T. Babbio, Jr.	Director
Lawrence T. Babbio, Jr.

/s/ Judith L. Craven	Director
Judith L. Craven

/s/ George H. Heilmeier	Director
George H. Heilmeier

/s/ Kenneth L. Lay	Director
Kenneth L. Lay

/s/ Sanford M. Litvack	Director
Sanford M. Litvack

/s/ Thomas J. Perkins	Director
Thomas J. Perkins

/s/ Lucille S. Salhany	Director
Lucille S. Salhany

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

4.1	Compaq Computer Corporation 2001 Stock Option Plan

5.1	Opinion of Linda S. Auwers, Vice President and Deputy General Counsel of the Company, as to the legality of the securities being registered.

23.1	Consent of Linda S. Auwers, Vice President and Deputy General Counsel of the Company, is included in the opinion filed as Exhibit 5.1 to this Registration Statement.

23.2	Consent of Ernst and Young LLC, Independent Auditors

23.3	Consent of PricewaterhouseCoopers LLP, Independent Accountants

24.1	Powers of Attorney are included on the signature page of this Registration Statement